JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 25, 2007
Elgin, IL, October 25, 2007 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS)
announced today that it has accepted a commitment letter from a new lender to refinance the Company’s Bank Credit Facility and has applied for a mortgage from a new lender to refinance the Company’s Notes. Both facilities are expected to close by the first week in December and are subject to the completion of due diligence and approval of final loan agreements.
“These two credit facilities should provide us with the capital we need to continue to grow our business. Both facilities will contain financial covenants which we believe are attainable. This critical step should allow us to focus on improving performance by eliminating the considerable distractions associated with being in non-compliance with our current loan agreements,” stated Jeffrey Sanfilippo, Chief Executive Officer.
The statement of Jeffrey T. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company’s current expectations and involves risks and uncertainties. Consequently, the Company’s actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) if the Company sustains losses, the ability of the Company to continue as a going concern, (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) sustained losses, which would, among other things, negatively impact the Company’s ability to comply with the financial covenants in its amended credit agreements; (ix) the ability of the Company to satisfy its customers’ supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health Security and
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Bioterrorism Preparedness and Response Act; (xii) the Company’s ability to do business in emerging markets; (xiii) the Company’s ability to properly measure and maintain its inventory; (xiv) the effect of the group that owns the majority of the Company’s voting securities; and (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Evon’s®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.